Exhibit 99.1

For Immediate Release

Behringer Harvard Provides Mezzanine Loans for Two Multifamily Developments

DALLAS, October 18, 2006 — Behringer Harvard, a Dallas-based commercial real estate company, announced today it will provide $22.7 million in mezzanine financing with purchase rights for two projects arranged in conjunction with Trammell Crow Residential. The mezzanine loans financed land acquisitions and will finance construction of luxury apartment properties in Houston, Texas, and Henderson, Nevada, a suburb of Las Vegas. Behringer Harvard Opportunity REIT I, Inc. received an option to purchase these assets, after completion, at predetermined pricing.

“We created a structure designed to meet our investor and partner needs and simultaneously provided an attractive financing solution,” said Robert M. Behringer, chairman and CEO of Behringer Harvard. “After these developments are completed, we will have an opportunity to acquire two newly constructed luxury multifamily properties at favorable prices.”

Behringer Harvard provided approximately $9.7 million for the development of Alexan Black Mountain, a planned 213-unit complex that will be situated on 11 acres of developable land at the Northeast corner of Interstate 515 and Nevada State Drive in the southeastern portion of Henderson, Nevada. The first units are projected to be available in late 2007. Immediately surrounding the area is a mixed-use master plan intended to surround, service and support Nevada State College, where college-owned housing is not expected to be available until 2016.

Additionally, Behringer Harvard will provide approximately $13 million for the development of Alexan Voss, a planned 376-unit luxury apartment complex that will be constructed on 5.84 acres of developable land on South Voss Road in Houston, Texas. The first units are expected to be available by the first quarter of 2008. This attractive urban location, conveniently located between the Galleria/Uptown and Westchase Districts, is a long-standing home of professionals that enjoy the surrounding variety of retail outlets, restaurants and entertainment centers.

About Behringer Harvard:

Behringer Harvard is an integrated commercial real estate company investing in assets domestically and internationally. The company offers strategic real estate fund opportunities across a wide spectrum of investment styles for retail investors, as well as domestic and international institutions, through its real estate investment trusts, partnerships, joint ventures and proprietary program structures. For more information, call toll-free 866.655.3600 or visit behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook Behringer Harvard Opportunity REIT that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of equity Behringer Harvard Opportunity REIT. Forward-looking statements in this document speak only as of the date on which such statements were made and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Paula Hudson Richards/Gravelle paula_hudson@richards.com 214.891.2845	Jason Mattox Executive Vice President Behringer Harvard jmattox@behringerharvard.com 866.655.3600	Barbara Marler Marketing Manager Behringer Harvard bmarler@behringerharvard.com 469.341.2312